Exhibit 99.1

Noodles & Company Announces Fourth Quarter and Full Year 2022 Financial Results
Fourth Quarter 2022 Company-Owned Comparable Restaurant Sales Increase 10.2%;
Significant Expansion of Operating Margin and Restaurant Contribution Margin Compared to Fourth Quarter 2021

BROOMFIELD, Colo., March 8, 2023 (GLOBE NEWSWIRE) - Noodles & Company (Nasdaq: NDLS) today announced financial results for the fourth quarter and fiscal year ended January 3, 2023, and provided a 2023 business outlook.
Key highlights for the fourth quarter of 2022 compared to the same quarter of 2021 include:

•Total revenue increased 18.9% to $136.5 million from $114.8 million.
•Comparable restaurant sales increased 10.2% for company-owned restaurants, 1.3% for franchise restaurants and 8.7% system-wide.
•Net income was $1.0 million, or $0.02 per diluted share, compared to a net loss of $4.7 million, or $0.10 loss per diluted share.
•Operating margin was 1.3% compared to an operating margin of (3.8)%.
•Adjusted net income(1) was $1.3 million, or $0.03 per diluted share, compared to adjusted net loss(1) of $2.5 million, or $0.05 loss per diluted share.
•Restaurant contribution margin(1) increased 280 basis points to 15.2%.
•Adjusted EBITDA(1) increased 101.6% to $9.9 million from $4.9 million.
•Five new company-owned restaurants opened.
Key highlights for fiscal year 2022 compared to fiscal year 2021 include:
•Total revenue increased 7.2% to $509.5 million from $475.2 million.
•Comparable restaurant sales increased 6.0% for company-owned restaurants, 3.4% for franchise restaurants and 5.6% system-wide.
•Net loss was $3.3 million, or $0.07 loss per diluted share, compared to net income of $3.7 million, or $0.08 per diluted share.
•Operating margin was (0.2)% compared to an operating margin of 1.2%.
•Adjusted net loss(1) was $0.5 million, or $0.01 loss per diluted share, compared to adjusted net income(1) of $7.8 million, or $0.17 per diluted share.
•Restaurant contribution margin(1) decreased 200 basis points to 13.9%.
•Adjusted EBITDA(1) decreased 13.3% to $33.1 million from $38.1 million.
•Sixteen new company-owned restaurants and three franchised restaurants opened in 2022.
_____________________
(1)    Restaurant contribution margin, EBITDA, adjusted EBITDA, and adjusted net income (loss) are non-GAAP measures. Reconciliations of operating income (loss) to restaurant contribution margin, net income (loss) to EBITDA and adjusted EBITDA, and net income (loss) to adjusted net income (loss) are included in the accompanying financial data. See “Non-GAAP Financial Measures.”

Dave Boennighausen, Chief Executive Officer of Noodles & Company remarked, “During the fourth quarter, our results reflected significant growth relative to the prior year, including company comparable restaurant sales of 10.2% with positive traffic growth and restaurant level margin expansion of 280 basis points, resulting in adjusted EBITDA more than doubling to $9.9 million. These results were fueled by continued momentum in sales, a more normalized cost environment for chicken, and the realization of efficiencies and leverage across several of our cost and expense items.”

Boennighausen continued, “With progress in our positioning from a menu, digital and loyalty perspective, a more favorable COGS environment giving strong visibility into continued margin expansion, and a robust pipeline supporting increased unit growth of high return restaurants, we believe we are well positioned to carry our trend of significant earnings growth from the fourth quarter into the full 2023 fiscal year.”

Fourth Quarter 2022 Financial Results
Fourth quarter 2022 contained 14 operating weeks and fourth quarter 2021 contained 13 operating weeks.
Total revenue increased $21.7 million in the fourth quarter of 2022, or 18.9%, to $136.5 million, compared to $114.8 million in the fourth quarter of 2021. Revenue growth was largely driven by an increase in comparable restaurant sales, in addition to approximately $4.0 million in revenue from new restaurants that were opened during fiscal 2022. The impact of an additional operating week in 2022 on total revenue was approximately $9.1 million. Total revenue was partially offset by the refranchising of 15 company-owned restaurants in January of 2022, which equated to an approximate $4.5 million decline in company-operated restaurant sales in the fourth quarter of 2022.
Comparable restaurant sales increased 8.7% system-wide, including a 10.2% increase for company-owned restaurants and a 1.3% increase for franchise restaurants. Comparable restaurant sales represent continued momentum across all sales channels, in addition to increases from higher menu pricing. Company-owned average unit volumes were $1.38 million in the fourth quarter of 2022.
Restaurant contribution margin increased to 15.2% in the fourth quarter of 2022, an increase of 280 basis points compared to 12.4% in the fourth quarter of 2021, due to sales leverage in many expense areas, particularly cost of labor and occupancy.
The Company had net income of $1.0 million in the fourth quarter of 2022, compared to a net loss of $4.7 million in the fourth quarter of 2021. In the fourth quarter of 2021, the Company recognized $2.2 million of impairment charges related to four restaurants.
Adjusted net income was $1.3 million in the fourth quarter of 2022, compared to an adjusted net loss of $2.5 million in the fourth quarter of 2021. Adjusted EBITDA increased by 101.6% to $9.9 million in the fourth quarter of 2022 from $4.9 million in the same period of 2021.
Fiscal Year Ended 2022 Financial Results

Fiscal year 2022 contained 53 operating weeks and fiscal year 2021 contained 52 operating weeks.
Total revenue increased $34.3 million in 2022, or 7.2%, to $509.5 million, compared to $475.2 million in 2021. Revenue growth was primarily due to an increase in restaurant average unit volumes, new restaurant openings and the impact of an additional operating week in 2022 of approximately $9.1 million, partially offset by the impact of refranchising 15 restaurants of $18.2 million.
In 2022, comparable restaurant sales increased 5.6% system-wide, including a 6.0% increase for company-owned restaurants and a 3.4% increase for franchise restaurants. Comparable restaurant sales represent momentum across all sales channels, in addition to increases from higher menu pricing. Company-owned average unit volumes were $1.36 million in 2022.
Sixteen new company-owned restaurants opened in 2022. The Company had 461 restaurants at the end of 2022, comprised of 368 company-owned and 93 franchise restaurants.
Restaurant contribution margin decreased to 13.9% in 2022 compared to 15.9% in 2021. This decrease was primarily driven by inflationary pressures throughout our expense items, partially offset by menu price increases and savings initiatives. In particular, our cost of goods sold increased 250 basis points relative to 2021 due to historic inflation in our protein basket.
In 2022, the Company reported a net loss of $3.3 million, or $0.07 loss per diluted share, compared to net income of $3.7 million, or $0.08 per diluted share in 2021. Adjusted net loss was $0.5 million in 2022, compared to an adjusted net income of $7.8 million in 2021. Adjusted EBITDA decreased to $33.1 million in 2022 from $38.1 million in 2021.

Liquidity Update
As of January 3, 2023, the Company had available cash and cash equivalents of $1.5 million and outstanding debt of $47.7 million. As of January 3, 2023, the Company had $74.3 million available for future borrowings under its revolving credit facility.
Business Outlook
The Company is providing the following expectations for the first quarter of fiscal year 2023:
•Total revenue of $125 million to $128 million, compared to $112.6 million in the first quarter of 2022;
•Comparable restaurant sales in the high-single digits; and
•Restaurant level contribution margins of 12.5% to 12.8%, compared to 9.7% in the first quarter of 2022.

The Company is providing the following expectations for the full fiscal year 2023:
•Restaurant level contribution margins of 16.0% to 17.0%;
•Adjusted EBITDA of $45 million to $50 million;
•Depreciation and amortization of $25.5 million to $27.5 million;
•Disposal of assets of $3.0 million to $3.5 million;
•Net interest expense of $4.0 million to $4.5 million;
•Stock-based compensation of $6.0 million to $7.0 million;
•Adjusted EPS of $0.10 to $0.20;
•Approximately 7.5% new restaurant growth system-wide, with a majority of openings being company-owned; and
•Capital expenditures of $53 million to $58 million in 2023.
The Company believes that a quantitative reconciliation of the Company’s non-GAAP financial measures guidance to the most comparable financial measures calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the Company to provide guidance for various reconciling items that are outside of the Company’s control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. A reconciliation of certain non-GAAP financial measures would also require the Company to predict the timing and likelihood of outcomes that determine future impairments and the tax benefit thereof. None of these measures, nor their probable significance, can be reliably quantified. These non-GAAP financial measures have limitations as analytical financial measures, as discussed below in the section entitled “Non-GAAP Financial Measures.” In addition, the guidance with respect to non-GAAP financial measures is a forward-looking statement, which by its nature involves risks and uncertainties that could cause actual results to differ materially from the Company’s forward-looking statement, as discussed below in the section entitled “Forward-Looking Statements.”
Key Definitions
Average Unit Volumes — represent the average annualized sales of all company-owned restaurants for a given time period. AUVs are calculated by dividing restaurant revenue by the number of operating days within each time period and multiplying by the number of operating days we have in a typical year. Based on this calculation, temporarily closed restaurants are excluded from the definition of AUV, however restaurants with temporarily reduced operating hours are included. This measurement allows management to assess changes in consumer traffic and per person spending patterns at our restaurants. In addition to the factors that impact comparable restaurant sales, AUVs can be further impacted by effective real estate site selection and maturity and trends within new markets.
Comparable Restaurant Sales — represents year-over-year sales comparisons for the comparable restaurant base open for at least 18 full periods. This measure highlights performance of existing restaurants, as the impact of new restaurant openings is excluded. Changes in comparable restaurant sales are generated by changes in traffic, which we calculate as the number of entrées sold and changes in per-person spend, calculated as sales divided by traffic. Restaurants that were temporarily closed or operating at reduced hours or dining capacity due to the COVID-19 pandemic remained in comparable restaurant sales.
Restaurant Contribution and Restaurant Contribution Margin — restaurant contribution represents restaurant revenue less restaurant operating costs, which are costs of sales, labor, occupancy and other restaurant operating items. Restaurant contribution margin represents restaurant contribution as a percentage of restaurant revenue. Restaurant contribution and restaurant contribution margin are presented because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management also uses restaurant contribution and restaurant contribution margin as metrics to evaluate the profitability of incremental sales at our restaurants, restaurant performance across periods, and restaurant financial performance compared with competitors. See “Non-GAAP Financial Measures” below.

EBITDA and Adjusted EBITDA — EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization, restaurant impairments, closure costs and asset disposals, fees, costs related to transactions and other acquisition/disposition costs and stock-based compensation. EBITDA and Adjusted EBITDA are presented because: (i) management believes they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, asset disposals and closure costs, and (ii) management uses them internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare performance to that of competitors. See “Non-GAAP Financial Measures” below.
Adjusted Net Income (Loss) — represents net income (loss) plus various adjustments and the tax effects of such adjustments. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding the Company’s performance, excluding the impact of special items that affect the comparability of results in past quarters and expected results in future quarters. See “Non-GAAP Financial Measures” below.
Conference Call
Noodles & Company will host a conference call to discuss its fourth quarter and fiscal year 2022 financial results on Wednesday, March 8, 2023 at 4:30 p.m. EST. The conference call can be accessed live by registering at https://register.vevent.com/register/BI1936672f64874449a9d573d2d14c54e2. While not required, it is recommended that you join 10 minutes prior to the event start time. The conference call will also be webcast live from the Company’s corporate website at investor.noodles.com, under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.
Non-GAAP Financial Measures
To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company uses the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, restaurant contribution and restaurant contribution margin (collectively, the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or to be superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding the Company’s operating performance excluding the impact of restaurant impairment and closure costs, dead deal or registration statement costs, severance costs and stock-based compensation expense and the tax effect of such adjustments. However, the Company recognizes that non-GAAP financial measures have limitations as analytical financial measures. The Company compensates for these limitations by relying primarily on its GAAP results and using non-GAAP metrics only supplementally. There are numerous of these limitations, including that: adjusted EBITDA does not reflect the Company’s capital expenditures or future requirements for capital expenditures; adjusted EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments, associated with our indebtedness; adjusted EBITDA does not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, and do not reflect cash requirements for such replacements; adjusted EBITDA does not reflect the cost of stock-based compensation; adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; adjusted net income (loss) does not reflect cash expenditures, or future requirements, for lease termination payments and certain other expenses associated with reduced new restaurant development; and restaurant contribution and restaurant contribution margin are not reflective of the underlying performance of our business because corporate-level expenses are excluded from these measures. When analyzing the Company’s operating performance, investors should not consider non-GAAP financial metrics in isolation or as substitutes for net income (loss) or cash flow from operations, or other statement of operations or cash flow statement data prepared in accordance with GAAP. The non-GAAP financial measures used by the Company in this press release may be different from the measures used by other companies.
For more information on the non-GAAP financial measures, please see the “Reconciliation of Non-GAAP Measurements to GAAP Results” tables in this press release. These accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

About Noodles & Company
Since 1995, Noodles & Company has been serving noodles your way, from noodles and flavors that you know and love, to new ones you’re about to discover for the first time. From indulgent Wisconsin Mac & Cheese to good-for-you Zoodles, Noodles serves a world of flavor in every bowl. Made up of over 450 restaurants and 8,000 passionate team members, Noodles is dedicated to nourishing and inspiring every guest who walks through the door. To learn more or find the location nearest you, visit www.noodles.com.
Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties such as the number of restaurants we intend to open, projected capital expenditures and estimates of our effective tax rates. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan” or the negative of these terms and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on currently available operating, financial and competitive information. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding expectations with respect to unit growth and planned restaurant opening, projected capital expenditures, and potential volatility through 2023 due to the current staffing and supply chain environment, including the potential impact of commodity and wage inflation. Our actual results may differ materially from those anticipated in these forward-looking statements due to reasons including, but not limited to, our ability to sustain our overall growth, in particular, our digital sales growth; our ability to open new restaurants on schedule and cause those newly opened restaurants to be successful; our ability to achieve and maintain increases in comparable restaurant sales and to successfully execute our business strategy, including new restaurant initiatives and operational strategies to improve the performance of our restaurant portfolio; the success of our marketing efforts, including our ability to successfully introduce new products; current economic conditions including any impact from inflation or an economic recession; price and availability of commodities and other supply chain challenges; our ability to adequately staff our restaurants; changes in labor costs; the impact of the COVID-19 pandemic, including on our revenue and balance sheets; other conditions beyond our control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting our customers or food supplies; and consumer reaction to industry related public health issues and health pandemics, including perceptions of food safety. For additional information on these and other factors that could affect the Company’s forward-looking statements, see the Company’s risk factors, as they may be amended from time to time, set forth in its filings with the SEC, included in our most recently filed Annual Report on Form 10-K, and, from time to time, in our subsequently filed Quarterly Reports on Form 10-Q. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation. To the extent that the Company provides guidance, it does so only on a non-GAAP basis and does not provide reconciliations of such forward-looking non-GAAP measures to GAAP. Specifically, forecasted adjusted EBITDA, adjusted EPS and restaurant contribution margin are forward-looking non-GAAP measures. Quantitative reconciling information for these measures is unavailable without unreasonable efforts. The corresponding GAAP measures (net income, earnings per share and operating margin, respectively) are not accessible on a forward-looking basis and such information is likely to be significant to an investor.

Noodles & Company
Consolidated Statements of Operations
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2023	December 28, 2021	January 3, 2023	December 28, 2021
Revenue:
Restaurant revenue	$133,486	$112,783	$498,359	$467,336
Franchise royalties and fees, and other	2,984	2,017	11,121	7,816
Total revenue	136,470	114,800	509,480	475,152
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	35,896	29,166	137,859	117,894
Labor	41,653	37,494	155,023	145,622
Occupancy	11,855	11,362	45,213	45,956
Other restaurant operating costs	23,853	20,787	91,220	83,603
General and administrative	13,723	11,441	49,903	47,535
Depreciation and amortization	5,958	5,599	23,268	22,333
Pre-opening	564	319	1,662	665
Restaurant impairments, closure costs and asset disposals	1,132	2,980	6,164	5,727
Total costs and expenses	134,634	119,148	510,312	469,335
Income (loss) from operations	1,836	(4,348)	(832)	5,817
Interest expense, net	784	368	2,445	2,082
Income (loss) before income taxes	1,052	(4,716)	(3,277)	3,735
Provision for income taxes	77	22	37	70
Net income (loss)	$975	$(4,738)	$(3,314)	$3,665
Earnings (loss) per share, combined
Basic	$0.02	$(0.10)	$(0.07)	$0.08
Diluted	$0.02	$(0.10)	$(0.07)	$0.08
Weighted average common shares outstanding
Basic	46,027,708	45,688,836	45,913,787	45,483,029
Diluted	46,381,081	45,688,836	45,913,787	46,125,386

Noodles & Company
Consolidated Statements of Operations as a Percentage of Revenue
(unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2023	December 28, 2021	January 3, 2023	December 28, 2021
Revenue:
Restaurant revenue	97.8%	98.2%	97.8%	98.4%
Franchise royalties and fees, and other	2.2%	1.8%	2.2%	1.6%
Total revenue	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below): (1)
Cost of sales	26.9%	25.9%	27.7%	25.2%
Labor	31.2%	33.2%	31.1%	31.2%
Occupancy	8.9%	10.1%	9.1%	9.8%
Other restaurant operating costs	17.9%	18.4%	18.3%	17.9%
General and administrative	10.1%	10.0%	9.8%	10.0%
Depreciation and amortization	4.4%	4.9%	4.6%	4.7%
Pre-opening	0.4%	0.3%	0.3%	0.1%
Restaurant impairments, closure costs and asset disposals	0.8%	2.6%	1.2%	1.2%
Total costs and expenses	98.7%	103.8%	100.2%	98.8%
Income (loss) from operations	1.3%	(3.8)%	(0.2)%	1.2%
Interest expense, net	0.6%	0.3%	0.5%	0.4%
Income (loss) before income taxes	0.8%	(4.1)%	(0.6)%	0.8%
Provision for income taxes	0.1%	—%	0.1%	—%
Net income (loss)	0.7%	(4.1)%	(0.7)%	0.8%
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(1)As a percentage of restaurant revenue.

Noodles & Company
Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant activity, unaudited)

	As of
	January 3, 2023	December 28, 2021
Balance Sheet Data
Total current assets	$21,636	$22,562
Total assets	343,843	341,459
Total current liabilities	64,113	76,582
Total long-term debt	46,051	18,931
Total liabilities	305,479	303,826
Total stockholders’ equity	38,364	37,633

	Fiscal Quarter Ended
	January 3, 2023	September 27, 2022	June 28, 2022	March 29, 2022	December 28, 2021
Selected Operating Data
Restaurant Activity:
Company-owned restaurants at end of period	368	366	363	360	372
Franchise restaurants at end of period	93	93	93	93	76
Revenue Data:
Company-owned average unit volumes	$1,379	$1,387	$1,421	$1,249	$1,310
Franchise average unit volumes	$1,276	$1,260	$1,276	$1,225	$1,320
Company-owned comparable restaurant sales	10.2%	3.4%	5.1%	5.3%	9.5%
Franchise comparable restaurant sales	1.3%	(3.8)%	5.3%	11.9%	20.8%
System-wide comparable restaurant sales	8.7%	2.1%	5.1%	6.4%	11.2%

Reconciliations of Non-GAAP Measurements to GAAP Results

Noodles & Company
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2023	December 28, 2021	January 3, 2023	December 28, 2021
Net income (loss)	$975	$(4,738)	$(3,314)	$3,665
Depreciation and amortization	5,958	5,599	23,268	22,333
Interest expense, net	784	368	2,445	2,082
Provision for income taxes	77	22	37	70
EBITDA	$7,794	$1,251	$22,436	$28,150
Restaurant impairments, closure costs and asset disposals	1,132	2,980	6,164	5,727
Fees and costs related to transactions and other acquisition/disposition costs	—	—	70	—
Stock-based compensation expense	976	681	4,395	4,271
Adjusted EBITDA	$9,902	$4,912	$33,065	$38,148
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EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income (loss) or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net income (loss) before interest expense, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the eliminations shown in the table above.
EBITDA and adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairments, closure costs and asset disposals and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

Noodles & Company
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2023	December 28, 2021	January 3, 2023	December 28, 2021
Net income (loss)	$975	$(4,738)	$(3,314)	$3,665
Restaurant impairments, divestitures and closure costs (1)	252	2,274	2,416	4,209
Fees and costs related to transactions and other acquisition/disposition costs (2)	—	—	70	—
Loss on debt modification (3)	—	—	310	—
Tax effect of adjustments (4)	55	(43)	32	(79)
Adjusted net income (loss)	$1,282	$(2,507)	$(486)	$7,795

Earnings (loss) per share
Basic	$0.02	$(0.10)	$(0.07)	$0.08
Diluted	$0.02	$(0.10)	$(0.07)	$0.08
Adjusted earnings (loss) per share (5)
Basic	$0.03	$(0.05)	$(0.01)	$0.17
Diluted	$0.03	$(0.05)	$(0.01)	$0.17
Weighted average common shares outstanding (5)
Basic	46,027,708	45,688,836	45,913,787	45,483,029
Diluted	46,381,081	45,688,836	45,913,787	46,125,386
_____________________________
Adjusted net income (loss) is a supplemental measure of financial performance that is not required by or presented in accordance with GAAP. We define adjusted net income (loss) as net income (loss) plus the impact of adjustments and the tax effects of such adjustments. Adjusted net income (loss) is presented because management believes it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net income (loss) as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted net income (loss) should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.

(1)    Reflects the adjustment to eliminate the impact of impairing restaurants, divestiture costs and ongoing closure costs recognized in 2022 and 2021. Both periods include ongoing closure costs from restaurants closed in previous years. These expenses are included in the “Restaurant impairments, closure costs and asset disposals” line in the Consolidated Statements of Operations.
(2)    Reflects the adjustments to eliminate the expenses related to certain corporate transactions.
(3)    Reflects the write-off of a portion of the unamortized debt issuance costs related to the debt refinancing in 2022.
(4)    Reflects the tax impact of the other adjustments discussed in (1) through (3) above using the estimated annual effective tax rate.
(5)    Adjusted per share amounts are calculated by dividing adjusted net income (loss) by the basic and diluted weighted average shares outstanding.

Noodles & Company
Reconciliation of Operating Income (Loss) to Restaurant Contribution
(in thousands, unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	January 3, 2023	December 28, 2021	January 3, 2023	December 28, 2021
Income (loss) from operations	$1,836	$(4,348)	$(832)	$5,817
Less: Franchising royalties and fees	2,984	2,017	11,121	7,816
Plus: General and administrative	13,723	11,441	49,903	47,535
Depreciation and amortization	5,958	5,599	23,268	22,333
Pre-opening	564	319	1,662	665
Restaurant impairments, closure costs and asset disposals	1,132	2,980	6,164	5,727
Restaurant contribution	$20,229	$13,974	$69,044	$74,261

Restaurant contribution margin	15.2%	12.4%	13.9%	15.9%
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Restaurant contribution represents restaurant revenue less restaurant operating costs, which are the cost of sales, labor, occupancy and other operating items. Restaurant contribution margin represents restaurant contribution as a percentage of restaurant revenue. Restaurant contribution and restaurant contribution margin are non-GAAP measures that are neither required by, nor presented in accordance with GAAP, and the calculations thereof may not be comparable to similar measures reported by other companies. These measures are supplemental measures of the operating performance of our restaurants and are not reflective of the underlying performance of our business because corporate-level expenses are excluded from these measures.

Restaurant contribution and restaurant contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Management does not consider these measures in isolation or as an alternative to financial measures determined in accordance with GAAP. However, management believes that restaurant contribution and restaurant contribution margin are important tools for investors and other interested parties because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management also uses these measures as metrics to evaluate the profitability of incremental sales at our restaurants, restaurant performance across periods, and restaurant financial performance compared with competitors.